EXHIBIT 10.20

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Re:    WESTLAKE CHEMICAL CORPORATION
RESTRICTED STOCK UNIT AWARD

Dear %%FIRST_NAME%-%:

Westlake Chemical Corporation (the “Company”) is pleased to notify you that, in consideration of your past and/or continued employment with or service to the Company and other good and valuable consideration and subject to your full compliance at all times with the Covenants (as defined in Paragraph 6 below), you have been granted an award (“Award”) of %%TOTAL_SHARES_GRANTED,'999,999,999'%-% units (“Restricted Stock Units”), each such unit representing one share of Common Stock of the Company. Upon the vesting of this Award pursuant to Paragraph 2 below, this Award of Restricted Stock Units will be settled by the issuance to you of one share of Common Stock for each Restricted Stock Unit awarded hereunder. This Award is granted effective %%OPTION_DATE,'Month DD, YYYY'%-% (the “Grant Date”), subject to the following terms and conditions:

1.Relationship to Plan. This Award is subject to all of the terms, conditions and provisions of the Westlake Chemical Corporation 2013 Omnibus Incentive Plan (the “Plan”) and administrative interpretations thereunder, if any, which have been adopted by the Administrator and are in effect on the date hereof. In addition, as a condition to receiving this Award, you agree to be bound by and comply with the Covenants set forth in this Agreement. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.
2.Vesting Schedule.
(a)This Award shall vest in accordance with the following schedule:

Vesting Date	Percentage of Shares Vested
%%VEST_DATE_PERIOD1,'Month DD, YYYY'%-%	100%

You must be in continuous regular, full-time employment with the Company or any of its Subsidiaries from the Grant Date through the date this Award is scheduled to vest in order for the Award to vest. During the period of time between the Grant Date and the earlier of the date the Restricted Stock Units vest or are forfeited, the Restricted Stock Units will be evidenced by a book entry

RSU Award

account in the Company’s records. Fractional shares will be rounded for purposes of vesting in accordance with Plan policy.

(b)All Restricted Stock Units subject to this Award shall vest, irrespective of the limitations set forth in subparagraph(a) above, in the event of your termination of employment with the Company or any of its Subsidiaries due to death.
(c)Irrespective of the limitations set forth in subparagraph(a) above, in the event of your termination of employment with the Company or any of its Subsidiaries due to Normal Retirement, the Restricted Stock Units subject to this Award shall immediately vest, with such amount multiplied by a fraction, the numerator of which is the number of days of employment with the Company or any of its Subsidiaries you completed after the Grant Date and prior to your Normal Retirement, and the denominator of which is the total number of days in the period from the Grant Date to the date this Award is scheduled to vest. For purposes of this Award, (i) “Normal Retirement” shall mean your termination from employment with the Company and its Subsidiaries for any reason after you have (a) attained at least 65 years of age, and (b) been employed by the Company or a Subsidiary for a continuous period of 10 years or more ending on the date of your termination.
3.Forfeiture of Award. If your employment terminates other than by reason of death or Normal Retirement, all unvested Restricted Stock Units as of the termination date shall be forfeited.
4.Distribution Following Termination of Restrictions. Subject to the other provisions of this Award and the Plan, the Restricted Stock Units shall vest as set forth in Paragraph 2, and shares of Common Stock shall be distributed to you (or your beneficiary) as soon as practicable after the Restricted Stock Units vest, but in no event later than March 15th of the year following the year in which the Restricted Stock Units vest. Distribution of Common Stock will be subject to withholding taxes as described in Paragraph 5, and may be in a form selected by the Company, in its discretion, including deposit into a custodial account or delivery of a stock certificate.
Effective January 1, 2009, the Company adopted a “Stock Ownership Policy,” as amended from time to time, that may require you to retain a portion of any shares of Common Stock distributed to you in settlement of the Restricted Stock Units. Please refer to the Stock Ownership Policy for more details.

5.Withholding. Upon the settlement of the Restricted Stock Units, you are authorized to surrender to the Company, or have withheld by the Company from the Common Stock that otherwise would have been delivered to you, an appropriate number of shares of Common Stock, having a Fair Market Value determined in accordance with the Plan, equal to the amount necessary to satisfy any tax withholding obligation arising with respect to your Restricted Stock Units.  The Company has no discretion to refuse to accept or withhold the shares of Common Stock.  The authorization provided pursuant to

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this Paragraph 5 is intended to make the transaction exempt under Rule 16b-3 under the Securities Exchange Act of 1934.
6.Covenant Not to Solicit and Covenant Not to Disclose Confidential Information. You acknowledge that your employment requires you to have access to and possess confidential and/or trade secret information (“Confidential Information”), including the Company’s financial, commercial, and/or technical information, pricing, suppliers, marketing, research and development, and/or other proprietary information about the Company’s business products or services, and you will continue to have such access and possession during your employment with the Company. You acknowledge that the Company’s business, products, and services are highly specialized and that it is essential that they be protected. Accordingly, you agree to the following covenants (collectively, the “Covenants”):
(a)You shall not, during your employment with the Company or thereafter, disclose or use at any time for your personal benefit or advantage or for the benefit or advantage of any other person, company, or legal entity, any Confidential Information of which you are or become aware during your employment with the Company; and
(b)You shall not in any way, during your employment with the Company and for a period of one year thereafter, solicit or divert, directly or indirectly, or attempt to solicit or divert (i) any employee of the Company to terminate his or her employment relationship with the Company; or (ii) any customer or prospective customer of the Company with whom you have had material, business-related contact or dealings during the last two (2) years preceding your separation from the Company.
You agree that you have received good and valuable consideration for these Covenants, including without limitation, the right to acquire and own Company securities, your continued employment with the Company, and other good and valuable consideration. These Covenants will survive the grant, vesting, or termination of the Restricted Stock Units and will extend beyond the end of your employment, regardless of the cause of your separation from the Company. In addition, these Covenants will inure to the benefit of the Company’s subsidiaries, affiliates, successors and assigns, and may be enforced by any one or more of the same, without the need of any further agreement from or with you.
7.Assignment of Award. Your rights under the Plan and this Restricted Stock Unit Award are personal; no assignment or transfer of your rights under and interest in this Award may be made by you other than by will or by the laws of descent and distribution.
8.Dividend Equivalents. You are entitled to receive Dividend Equivalents paid in cash with respect to the Restricted Stock Units from the Grant Date until the earlier of the date that Common Stock is delivered to you in satisfaction of this Award or the date this Award is forfeited.

RSU Award

9.Voting Rights. You do not have voting rights with respect to the Restricted Stock Units. You will be entitled to vote shares of Common Stock you retain that are issued to you in settlement of this Award.
10.No Employment Guaranteed. No provision of this Restricted Stock Unit Award shall give you any right to continued employment with the Company or any Subsidiary.
11.Requirements of Law and Stock Exchanges. Your rights to the Restricted Stock Units and the issuance and delivery of the Common Stock to which such Restricted Stock Units relate are subject to compliance with all applicable requirements of law. In addition, the Company shall not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such delivery would violate any applicable law or any rule or regulations of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted.
12.Governing Law. This Restricted Stock Unit Award shall be governed by, construed, and enforced in accordance with the laws of the State of Texas.
13.Clawback or Recoupment. This Restricted Stock Unit Award, any shares of Common Stock distributed hereunder and any profits realized on the sale of such shares are subject to clawback or recoupment as required by applicable law or Company policy.
14.Section 409A of the Code. This Award is intended to be exempt from or to comply with the provisions of Section 409A of the Code (“Section 409A”) and the provisions of this Award shall be administered, interpreted and construed accordingly. Specifically, (i) if you are not Normal Retirement Eligible, the distribution of the Common Stock upon the time of payment specified in Paragraph 4 is exempt from Section 409A as a short-term deferral in compliance with Treasury Regulation Section 1.409A-1(b)(4), and (ii) if you are Normal Retirement Eligible, the time of payment specified with respect to Paragraph 4 is compliant with Treasury Regulation Section 1.409A-3(c)(2) and is compliant with Section 409A as being paid pursuant to a specified time or fixed schedule under Treasury Regulation Section 1.409A-3(i). You will not be considered to have a termination from employment unless such termination meets the requirements for a “separation from service” within the meaning of U.S. Treasury Regulation Section 1.409A-1(h), if applicable. If you are Normal Retirement Eligible and the issuance and delivery of the Common Stock hereunder would be subject to additional taxes and interest under Section 409A because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B) of the Code, then the issuance and delivery of the Common Stock hereunder shall be made on the date that is six months and one day after the date of your Normal Retirement (or if such date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid or provided under Section 409A without being subject to such additional taxes and interest. For purposes of this Award, “Normal Retirement Eligible” shall mean that you meet the age and service requirements for eligibility for Normal

RSU Award

Retirement prior to the calendar year in which any part of this Award is scheduled to vest pursuant to Paragraph 2(a).
In conjunction with this Award we are required to provide you with the latest relevant SEC filings by the Company; therefore, we refer you to the SEC Filings section of our web page, www.westlake.com. If you have any questions regarding this Award, you may contact the Total Rewards team at compensation@westlake.com.

Yours very truly,

Albert Chao
President & Chief Executive Officer